Exhibit 10.7

LIMITED CONSENT AND AMENDMENT NO.1 TO LOAN AGREEMENT

THIS LIMITED CONSENT AND AMENDMENT NO.1 TO LOAN AGREEMENT (this “Amendment”) is entered into as of [__], 2021 by and among AMICUS THERAPEUTICS, INC., a Delaware corporation (“Parent”), AMICUS THERAPEUTICS INTERNATIONAL HOLDING LTD, a private limited company incorporated under the laws of England and Wales with registered number 10147996 (the “Borrower”), the other Lenders signatory hereto (such Lenders constituting all of the Lenders), and Hayfin Services LLP, a limited liability partnership organized under the laws of England and Wales with registered number OC365614 (the “Agent”).

RECITALS

WHEREAS, Parent, the Borrower, the other Credit Parties from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), and Agent are parties to that certain Loan Agreement, dated as of July 17, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement”, and as amended by this Amendment, the “Amended Loan Agreement”), pursuant to which the Lenders agreed to make certain Term Loans and other financial accommodations to the Borrower;

WHEREAS, the Borrower desires to enter into and consummate the Gene Therapy Portfolio Spin-Off Transaction (as defined in the Amended Loan Agreement); and

WHEREAS, the Lenders have agreed to amend and modify the Existing Loan Agreement to permit the Gene Therapy Portfolio Spin-Off Transaction and Gene Therapy Portfolio Spin-Off Transaction Steps, subject to the terms and conditions set forth in the Amended Loan Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Amended Loan Agreement.

2.             Amendment.

(a)           In reliance upon the representation and warranties set forth in Section 4 below and subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Lenders party hereto (constituting all of the Lenders) hereby (x) consent to the Gene Therapy Portfolio Spin-Off Transaction and Gene Therapy Portfolio Spin-Off Transaction Steps, each as defined in, and in accordance with the terms and conditions set forth in, the Amended Loan Agreement, provided, that the GT Spin-Off Conditions (as defined below) shall have been satisfied (or waived by the Agent), and (y) each of the parties hereto agrees that, effective on the Effective Date, the Existing Loan Agreement (excluding, all Schedules and Exhibits and Appendices thereto, each of which shall remain as in effect immediately prior to the Effective Date) shall be and hereby is amended as reflected in the pages of the Amended Loan Agreement attached as Exhibit A hereto to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text).

(b)           The consents set forth in clause (x) above are subject to the satisfaction (or waiver by the Agent) of the following conditions (the “GT Spin-Off Conditions”):

(i)               The completion of the Gene Therapy Portfolio Spin-Off Transaction (the “GT Spin-Off Effective Date”) shall occur no later than six (6) months after the Effective Date;

(ii)              On or prior to the GT Spin-Off Effective Date, the Agent shall have received a duly executed pledge agreement by GT JV Holdco in respect of its owned Equity Interests of GT JV;

(iii)             the Agent shall have received duly executed copies of (i) the GT Business Combination Agreement, (ii) the GT Transition Services Agreement, (iii) the GT Tax Receivable Agreement, (iv) the Co-Development and Commercialisation Agreement, (vi) the GT JV Operating Agreement, (vii) the GT JV Investor Agreement and (viii) all other material agreements, documents and instruments executed and delivered pursuant to the foregoing or in connection therewith, in each case, in form and substance reasonably acceptable to the Agent.

All parties hereto hereby agree that if the GT Spin-Off Conditions are not satisfied and the Gene Therapy Portfolio Spin-Off Transaction is not consummated within six (6) months after the Effective Date, this Amendment shall immediately terminate ab initio without any further action required by any party hereto and the Loan Agreement and all “Loan Documents” as defined therein shall continue in full force and effect in accordance with their terms as if this Amendment and the transaction contemplated herein had not existed and the consents contained herein had not been granted (such date, the “Amendment Termination Date”); provided, that the Agent and Lenders agree that no Default or Event of Default shall arise from the failure of the Credit Parties to comply with the time periods set forth in Sections 5.12 and 5.13 of the Existing Loan Agreement with respect to GT JV Holdco (solely in respect of granting a pledge of the Equity Interests of GT JV) or GT JV, in each case, so long as the Credit Parties comply with the time periods set forth in such Sections 5.12 and 5.13 commencing from the Amendment Termination Date.

(c)           Each of the Borrower and Parent hereby acknowledge and agree that the consent contained in this Section 2 (a) is a limited consent, (b) shall only be relied upon and used for the specific purpose set forth herein, (c) shall not constitute nor be deemed to constitute a consent to or waiver of (i) any Default or Event of Default, or (ii) any term or condition of the Existing Loan Agreement or the other Loan Documents, (d) shall not constitute nor be deemed to constitute a consent to or waiver by the Agent or any Lender of anything other than for the specific purpose set forth herein, (e) shall not constitute a custom or course of dealing among the parties hereto, and (f) shall not affect the rights of the Agent and the Lenders to demand compliance by the Credit Parties with all terms and conditions of the Loan Documents (except as otherwise specifically modified or consented to by this Amendment).

3.             Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction (or waiver) of the following conditions (such date such conditions are satisfied, the “Effective Date”) the receipt by the Agent of this Amendment executed by Parent, the Borrower, the Agent and each of Lenders party to the Loan Agreement.

4.             Representations and Warranties. In consideration of the consent granted hereunder, each of the Borrower and Parent hereby represents and warrants to the Agent and the Lenders that (a) no Default or Event of Default has occurred and is continuing as of the date hereof, (b) the representations and warranties made by the Borrower and Parent contained in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the date hereof, except to the extent such representation or warranty expressly relates to an earlier date (in which case, such representations and warranties were true and correct in all material respects as of such earlier date), (c) the execution, delivery and performance by the Borrower and Parent of this Amendment has been duly authorized by all necessary action and (d) this Amendment constitutes the legal, valid and binding obligation of the Borrower and Parent, enforceable against the Borrower and Parent in accordance with its terms.

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5.             Governing Law and Jurisdiction; Waiver of Jury Trial. Article 10 of the Loan Agreement is incorporated herein by reference and is made a part hereof and is applicable to this Amendment as if fully set forth herein, mutatis mutandis.

6.             Counterparts; Delivery by Facsimile or Electronic Mail. This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Amendment.

[signatures on the following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

BORROWER:

AMICUS THERAPEUTICS INTERNATIONAL HOLDING LTD

By:
Name:
Title:

PARENT:

AMICUS THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Limited Consent and Amendment]

AGENT:

HAYFIN SERVICES LLP

By:
Name:
Title:

[Signature Page to Limited Consent and Amendment]

LENDERS:

Signed for and on behalf of HAYFIN DLF III LUXCO 1 SARL

By:
Name:
Title: Authorized Signatory

Signed for and on behalf of HAYFIN SAPPHIRE IV CO-INVEST LUXCO SCA acting by its managing shareholder Hayfin Sapphire IV Luxco Sarl

By:
Name:
Title: Authorized Signatory

[Signature Page to Limited Consent and Amendment]

Signed for and on behalf of HAYFIN OPAL III LP

acting by it general partner Hayfin Opal III GP Limited

By:
Name:
Title: Authorized Signatory

[Signature Page to Limited Consent and Amendment]

~~EXECUTION VERSION~~EXHIBIT A TO LIMITED CONSENT

AND AMENDMENT NO. 1 TO LOAN AGREEMENT

LOAN AGREEMENT

Dated as of July 17, 2020

between

AMICUS THERAPEUTICS INTERNATIONAL HOLDING LTD,

(as Borrower),

AMICUS THERAPEUTICS, INC.,

(as Parent),

CERTAIN SUBSIDIARIES OF PARENT FROM TIME TO TIME PARTY HERETO,

(as other Credit Parties),

HAYFIN SERVICES LLP,

(as Agent)

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

(iii) If at any time any Credit Party or any Subsidiary of a Credit Party shall incur Indebtedness not constituting Permitted Indebtedness, then (A) Borrower shall promptly notify the Agent in writing of such incurrence of Indebtedness (including the amount of the Net Issuance Proceeds received by a Credit Party and/or such Subsidiary in respect thereof) (and upon receipt of any such written notice the Agent shall promptly notify each relevant Lender thereof) and (B) promptly (and in any event, within five (5) Business Days (or such later date as agreed by the Agent)) upon receipt by a Credit Party and/or such Subsidiary of the Net Issuance Proceeds of incurrence of Indebtedness, the Borrower shall deliver, or cause to be delivered, one hundred percent (100%) of such Net Issuance Proceeds to the Agent for distribution to the Lenders as a prepayment of the Term Loans, together with any and all accrued and unpaid interest with respect to the Term Loans so prepaid, and the Prepayment Premium (if applicable).

(iv)	If at any time any Credit Party or any Subsidiary of a Credit Party shall:

(1)           make an Asset Sale (other than a Gene Therapy Liquidation Event) or suffer an Event of Loss, and the aggregate amount of the Net Proceeds received by the Credit Parties and their Subsidiaries in connection with such Asset Sale or Event of Loss and all other Asset Sales and Events of Loss occurring during the same fiscal year exceeds $50,000,000; ~~or~~

(2)           make a Gene Therapy Portfolio Asset Sale (other than a Gene Therapy Liquidation Event) (I) prior to first regulatory approval in the United States or Europe of any treatments of Pompe disease provided to Parent or any Subsidiary thereof which, as of the Effective Date, are undergoing clinical trials, and the aggregate amount of Net Proceeds received by the Credit Parties and their Subsidiaries in connection with such Gene Therapy Portfolio Asset Sale and all other Gene Therapy Portfolio Asset Sales which occur prior to such first regulatory approval exceeds $50,000,000 or (II) following the receipt of regulatory approval in the United States or Europe of any treatments of Pompe disease provided to Parent or any Subsidiary thereof which, as of the Effective Date, are undergoing clinical trials, and the aggregate amount of Net Proceeds received by the Credit Parties and their Subsidiaries in connection with such Gene Therapy Portfolio Asset Sale and all other Gene Therapy Portfolio Asset Sales exceeds $150,000,000; or

(3)           receive Net Proceeds of any Gene Therapy Liquidation Event in excess of $50,000,000; or

(4)           or receive any GT Tax Receivables Agreement Payment in excess of $1,000,000;

then (A) Borrower shall promptly notify the Agent in writing of such Asset Sale, Gene Therapy Portfolio Asset Sale or, Event of Loss, Gene Therapy Liquidation Event or GT Tax Receivables Agreement Payment (including the amount of the Net Proceeds received by a Credit Party and/or such Subsidiary in respect thereof) (and upon receipt of any such written notice the Agent shall promptly notify each relevant Lender thereof) and (B) promptly (and in any event, within five (5) Business Days (or such later date as agreed by the Agent)) upon receipt by a Credit Party and/or such Subsidiary of the Net Proceeds of such Asset Sale, Gene Therapy Portfolio Asset Sale or, Event of Loss, Gene Therapy Liquidation Event or GT Tax Receivables Agreement Payment, the Borrower shall deliver, or cause to be delivered, one hundred percent (100%) of such Net Proceeds (in excess of the thresholds set forth in subclauses (1), (2), (3) and (~~2~~4) above) to the Agent for distribution to the Lenders as a prepayment of the Term Loans, together with any and all accrued and unpaid interest with respect to the Term Loans so prepaid, and the Prepayment Premium (if applicable). Notwithstanding the foregoing, and provided that no Default or Event of Default has occurred and is continuing, no prepayment of all (or a portion) of such Net Proceeds shall be required to the extent (i) a Credit Party or such Subsidiary reinvests the Net Proceeds (or applicable portion thereof) of any such Asset Sale or Event of Loss with respect to Collateral in assets or property of any Credit Party constituting Collateral of a kind then used or usable in the business of such Credit Party or (ii) a Credit Party or such Subsidiary reinvests the Net Proceeds (or applicable portion thereof) of any such Asset Sale or Event of Loss with respect to assets that are not Collateral or any such Gene Therapy Portfolio Asset Sale or Gene Therapy Liquidation Event or receipt of GT Tax Receivables Agreement Payment in assets or property of any Credit Party or Subsidiary of a kind then used or usable in the business of such Credit Party or Subsidiary, in each case within three hundred sixty-five (365) days after the date of receipt of such Net Proceeds or enters into a binding commitment thereof within said three hundred sixty-five (365) day period and subsequently makes such reinvestment within one hundred eighty (180) days after the final day of such three hundred sixty-five (365) day period. Pending such reinvestment, the Net Proceeds shall be deposited, and shall remain on deposit, in a deposit account subject to a Control Agreement.

(d)           Allocation of Prepayments.

(i)            Subject to Section 8.3, each partial voluntary prepayment of the Term Loan shall be applied to reduce the then remaining installments of the Term Loan as directed by the Borrower (and absent such direction, in direct order of maturity (including with the payment due on the Term Loan Maturity Date)). In the case of a Tax-Related Cancellation and Prepayment the amount or amounts prepaid shall be applied in prepaying the outstanding principal balance of the Term Loan of the relevant Lender or Lenders as specified by the Borrower to the Agent in writing.

(ii)           Subject to Section 8.3, each mandatory prepayment of the Term Loan made pursuant to Sections 2.2(c)(iii) and (iv) shall be applied ratably to reduce the outstanding principal balance of the Term Loan to the installments thereof (including the payment due on the Term Loan Maturity Date) pro rata.

(iii)          Each prepayment or repayment by the Borrower on account of principal of and interest on the Term Loan shall be applied by the Agent on a pro rata basis according to the respective outstanding principal amounts of the Term Loan then held by the Lenders, except, for the avoidance of doubt, in the event of a Tax-Related Cancelation and Prepayment in which case the outstanding principal balance of the Term Loan of the relevant Lender or Lenders shall be prepaid in full.

(e)           Declined Amounts. In the event of any mandatory prepayment of the Term Loan pursuant to Sections 2.3(c)(ii), (iii), or (iv) (an “Applicable Mandatory Prepayment”), each Lender may reject all or a portion of its share of such Applicable Mandatory Prepayment by written notice (each, a “Rejection Notice”) (each such Lender, a “Rejecting Lender”) to the Agent no later than 2:00 p.m. Eastern Standard Time, two (2) Business Days after the date of such Lender’s receipt of notice of such Applicable Mandatory Prepayment as otherwise provided herein (the “Rejection Deadline”). If a Lender fails to deliver a Rejection Notice to the Agent at or prior to the Rejection Deadline, such Lender will be deemed to have accepted its ratable share of the Applicable Mandatory Prepayment. The

(iii)          Other Information. As promptly as practicable (and in any event within fifteen (15) days of the request therefor), such additional information regarding the business or financial affairs of Parent or any of its Subsidiaries, or compliance with the terms of this Agreement or any other Loan Documents, as Agent or any Lender may from time to time reasonably request (subject to reasonable requirements of confidentiality, including requirements imposed by Requirements of Law or contract; provided that Parent shall not be obligated to disclose any information that is reasonably subject to the assertion of attorney-client privilege or attorney work-product).

(b)           Budget. As soon as available, and in any event within sixty (60) days after the end of each fiscal year of the Parent (the “Budget Delivery Date”), commencing with the fiscal year ending December 31, 2020, a consolidated budget for the then-current fiscal year (collectively, the “Budget”), which Budget shall be accompanied by a certificate of a Responsible Officer stating that such Budget have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Budget, it being understood that actual results may vary from such Budget and that such variations may be material~~.~~; provided, that, from and after the GT Spin-Off Effective Date, (i) each Budget shall specify the anticipated contributions by the Credit Parties to GT JV and its Subsidiaries pursuant to the Co-Development and Commercialization Agreement during the then-current fiscal year and (ii) with respect to any Budget, in the event that Liquidity of Parent and its Subsidiaries (exclusive of, for the avoidance of doubt, GT JV and its Subsidiaries), as reported in the most recent publicly-available balance sheet thereof dated on or prior to the Budget Delivery Date for such Budget, was less than $150,000,000, the Credit Parties shall deliver to Agent, together with such Budget, a certification of a Responsible Officer stating that the Credit Parties reasonably project that at all times from the Budget Delivery Date and prior to December 31 of the then-current calendar year the Credit Parties will be in compliance with Section 6.17 (which projections shall have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such projections).

(c)           Compliance Certificates.

(i)            Commencing with the fiscal quarter ending March 31, 2021, concurrently with the delivery of any financial statements pursuant to Sections 5.2(a)(i) and (ii), a certification (the “ Consolidated Revenue Compliance Certificate”) substantially in the form of Exhibit D hereto as to (x) the absence of a Default or Event of Default (or to the extent a Default or Event of Default has occurred and is continuing, a description and actions taken or proposed taken with respect thereto), (y) the calculation of Consolidated Revenue and confirmation as to whether the Credit Parties are in compliance with Section 6.16, and (z) to the extent not previously disclosed to the Agent, (1) a description of any change in the jurisdiction of organization of any Credit Party, (2) a list of any registered Intellectual Property acquired or developed by any Credit Party during the applicable period and (3) a description of any Person that has become a Subsidiary, in each case since the date of the most recent Consolidated Revenue Compliance Certificate delivered pursuant to this clause (i) (or, in the case of the first such report so delivered, since the Closing Date).

(ii)           As soon as available, but in any event within thirty (30) days after the end of each calendar month, a certification substantially in the form of Exhibit E hereto as to (x) the absence of a Default or Event of Default (or to the extent a Default or Event of Default has occurred and is continuing, a description and actions taken or proposed taken with respect thereto), and (y) the calculation of Liquidity and confirmation as to whether the Credit Parties are (and have at all times since the date of the previously delivered Compliance Certificate (or if any action under laws outside the United States or England and Wales to attach, maintain, perfect, protect or enforce the Lien of Agent in favor and for the benefit of the Agent and the other Secured Parties on any such Collateral.

5.12.       Additional Collateral; Guarantors.

(a)           From and after the Closing Date, except as otherwise approved in writing by the Agent, each Credit Party shall cause each of its Subsidiaries organized in the United States or England and Wales (other than Excluded Subsidiaries) to guarantee the Obligations and to cause each such Subsidiary to grant to the Agent in favor and for the benefit of the Agent and the other Secured Parties a first priority security interest in and Lien upon, and pledge to the Agent in favor and for the benefit of the Agent and the other Secured Parties, subject to Permitted Liens, all of such Subsidiary’s properties and assets constituting Collateral (including, for the avoidance of doubt, in the case of GT JV Holdco, any Equity Interests owned by GT JV Holdco in GT JV or Equity Interests constituting Class A Shares (or other shares representing common stock) of ARYA (including, to the extent deemed necessary and advisable by the Agent (in its good faith determination), pursuant to a Control Agreement in form and substance reasonably acceptable to the Agent and the Borrower) and, in each case, proceeds thereof but specifically excluding the ARYA Non-Economic Shares)), whether now existing or hereafter acquired or existing, to secure such guaranty; provided, that such Credit Party’s obligations to cause any Subsidiaries formed or acquired after the Closing Date to take the foregoing actions shall be subject to the timing requirements of Section 5.13. Furthermore, except as otherwise approved in writing by Agent, each Credit Party, from and after the Closing Date, shall, and shall cause each of its Subsidiaries to grant the Agent in favor and for the benefit of the Agent and the other Secured Parties a first priority security interest in and Lien upon, and pledge to the Agent in favor and for the benefit of the Agent and the other Secured Parties, subject to Permitted Liens, the limitations set forth herein and the limitations set forth in the other Loan Documents, all of the Equity Interests (other than Excluded Equity Interests) of each first-tier Subsidiary owned by a Credit Party. In connection with each pledge of certificated Equity Interests required under the Loan Documents, the Credit Parties shall deliver, or cause to be delivered, to the Agent, such certificate(s) together with stock powers or assignments, as applicable, properly endorsed for transfer to the Agent or duly executed in blank, in each case reasonably satisfactory to the Agent. In connection with each pledge of uncertificated Equity Interests required under the Loan Documents, the Credit Parties shall deliver, or cause to be delivered, to the Agent an executed uncertificated stock control agreement among the issuer, the registered owner and the Agent substantially in the form attached as an Annex to the Security Agreement.

(b)           In the event any Credit Party acquires any fee title to real estate in the U.S. with a fair market value (reasonably determined in good faith by a Responsible Officer of Parent) in excess of $10,000,000, unless otherwise agreed by the Agent, such Person shall execute or deliver, or cause to be executed or delivered, to the Agent, (i) within sixty (60) days after such acquisition, an appraisal complying with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, (ii) within forty-five (45) days after receipt of notice from the Agent that such real estate is located in a Special Flood Hazard Area, Federal Flood Insurance, (iii) within sixty (60) days after such acquisition, a fully executed Mortgage, in form and substance reasonably satisfactory to the Agent, together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to the Agent, in form and substance (including any endorsements) and in an amount reasonably satisfactory to the Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens (other than Permitted Liens), (iv) simultaneously with such acquisition, then-current A.L.T.A. surveys, certified to the Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (v) within sixty (60) days after such acquisition, an environmental site assessment prepared by a qualified firm reasonably acceptable to the Agent, in form and substance satisfactory to the Agent.

Product to any Person, other than entering into a license arrangement as expressly permitted pursuant to clauses (j) and (k) of the definition of “Permitted Transfer” and (y) Transfers of the Gene Therapy Portfolio shall only be permitted to the extent made pursuant to ~~clause~~clauses (a) and (l) of the definition of “Permitted Transfer”.

6.2.         Fundamental Changes.

(a)           Without at least ten (10) Business Days prior written notice to the Agent, solely in the case of a Credit Party: (i) change its jurisdiction of organization, incorporation or formation, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change any organizational number (if any) assigned by its jurisdiction of organization, incorporation or formation; provided, that in no event shall either the Parent or the Borrower change its jurisdiction of organization, incorporation or formation, or change its organizational structure or type, without the prior written consent of the Agent; provided, further, that, the conversion of each of MiaMed, Inc. and Amicus Biologics, Inc. into limited liability companies, the change of the legal name of Amicus Biologics, Inc., and the conversion of Celenex, Inc., into a limited liability company, to the extent each of such steps are consummated with the primary purpose of consummating the Gene Therapy Portfolio Spin-Off Transaction, shall be permitted so long as Agent receives, within ten (10) Business Days after such conversion or change, certified copies of the amended Organizational Documents.

(b)           Permit a Credit Party to be a direct or indirect Wholly-Owned Subsidiary of a Subsidiary of the Parent that is not also a Credit Party (other than, substantially concurrently with the GT Spin-Off Effective Date, each of the Transfers set forth in clauses (vi), (vii), (x) and (xi) of the definition of “Gene Therapy Portfolio Spin-Off Transaction Steps”).

(c)           Permit any Subsidiary of the Parent to issue any Equity Interests (whether for value or otherwise) to any Person other than (i) with respect to any Subsidiary of the Parent that is, as of the Closing Date, a Credit Party, the issuance of Equity Interests of such Credit Party to the direct parent (as of the Closing Date) of such Credit Party, (ii) with respect to any Subsidiary of Parent that becomes a Credit Party after the Effective Date, the issuance of Equity Interests to a Credit Party and, (iii), with respect to any Subsidiary of the Parent that is not a Credit Party, to any other Subsidiary of the Parent, provided that no such issuance shall cause a Subsidiary that is (A) a Wholly-Owned Subsidiary of a Credit Party to cease to be wholly-owned by such Credit Party, or (B) majority-owned by a Credit Party to cease to be majority-owned by a Credit Party, and (iv) upon consummation of each of the Pre-Closing Gene Therapy Portfolio Spin-Off Transaction Steps and concurrently with the GT Spin-Off Effective Date, the issuance of Equity Interests in GT JV to ARYA in exchange for cash in accordance with the terms of the GT Business Combination Agreement.

(d)           Permit a Wholly-Owned Subsidiary of a Credit Party to cease to be a Wholly-Owned Subsidiary of such Credit Party, other than (x) in connection with a Permitted Transfer of all of the Equity Interests of such Wholly-Owned Subsidiary to a Person that is not a Credit Party or Subsidiary thereof and (y) upon consummation of each of the Pre-Closing Gene Therapy Portfolio Spin-Off Transaction Steps and concurrently with the GT Spin-Off Effective Date, the issuance of Equity Interests in GT JV to ARYA in exchange for cash in accordance with the terms of the GT Business Combination Agreement.

(e)           Permit Scioderm Limited to conduct, transact or engage in any business or operations, or otherwise hold any assets, other than to the extent necessary for the purposes of dissolving such Person.

6.3.         Mergers, Acquisitions, Liquidations or Dissolutions. that any Credit Party or any Subsidiary or Affiliate of any Credit Party is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries or Affiliates to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids or violates, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

6.14.       Amendments or Waivers of Material Contracts. (a) (i) Waive, amend, cancel or terminate, exercise or fail to exercise, any material rights constituting or relating to any Material Contract or (~~b~~ii) breach, default under, or take any action or fail to take any action that, with the passage of time or the giving of notice or both, would constitute a default or event of default under any Material Contract, in each case of this Section 6.14, (~~i~~A) which could reasonably be expected to, individually or together with any other such waivers, amendments, cancellations, terminations, exercises or failures, result in a Material Adverse Change or (~~ii~~B) would be materially adverse to the interests of the Agent and the Lenders or (b) waive, amend or otherwise modify the GT Business Combination Agreement, the GT JV Investor Rights Agreement or any disclosure schedules delivered in connection therewith in a manner which (A) could reasonably be expected to, individually or together with any other such waivers, amendments or modifications, result in a Material Adverse Change or (B) would be materially adverse to the interests of the Agent and the Lenders.

6.15.       Transactions with Affiliates. Enter into or permit to exist any arrangement, contract or transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate that is not a Credit Party or a Wholly-Owned Subsidiary of a Credit Party unless (x) such transaction is in the ordinary course of business and pursuant to reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Parent or such Subsidiary, and (y) with respect to any transaction contemplated under each of the GT Tax Receivables Agreement and GT Transition Services Agreement following the occurrence of the GT Spin-Off Effective Date, such transaction is on reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Parent or such Subsidiary.

6.16.       Minimum Consolidated Revenue. Permit Consolidated Revenue of the Parent and its Subsidiaries (other than, for the avoidance of doubt, GT JV and its Subsidiaries) as of the last day for any period of four consecutive fiscal quarters ending on any date set forth below to be less than the minimum Consolidated Revenue amount set forth below opposite such date:

Minimum
Fiscal Quarter Ending	Consolidated Revenue
March 31, 2021	$140,000,000
June 30, 2021	$140,000,000
September 30, 2021	$140,000,000
December 31, 2021	$175,000,000
March 31, 2022	$175,000,000
June 30, 2022	$175,000,000
September 30, 2022	$200,000,000
December 31, 2022	$200,000,000
March 31, 2023	$200,000,000
June 30, 2023 and each fiscal quarter thereafter	$225,000,000

6.17.       Minimum Liquidity. Permit Liquidity of the Parent and its Subsidiaries (exclusive of, for the avoidance of doubt, GT JV and its Subsidiaries) to be less than $75,000,000 at any time.

7.             EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

7.1.         Payment Default. Any Credit Party fails to (a) make any payment of any principal of the Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise, or (b) within five (5) Business Days after the same becomes due, any payment of interest or premium pursuant to Section 2.2, including any applicable fees, the Prepayment Premium, or any other Obligations (which five (5) Business Day cure period shall not apply to any payments due on the Term Loan Maturity Date or the date of acceleration pursuant to Section 8.1(a) or Section 2.2(b)(ii) hereof). A failure to pay any such interest, premium or Obligations pursuant to the foregoing clause (b) prior to the end of such five (5) Business Day-period shall not constitute an Event of Default (unless such payment is due on the Term Loan Maturity Date or the date of acceleration pursuant to Section 8.1(a) or Section 2.2(b)(ii) hereof).

7.2.         Covenant Default.

(a)           The Credit Parties: (i) fail or neglect to perform any obligation in Sections 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.10, 5.12, 5.13 or 5.14 or (ii) violate any covenant in Section 6; or

(b)           The Credit Parties fail or neglect to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents on its part to be performed, kept or observed and such failure continues for ten (10) days, after the earlier of the date on which (i) a Responsible Officer of any Credit Party becomes aware of such failure and (ii) written notice thereof shall have been given to the Parent or Borrower by the Agent. Cure periods provided under this Section 7.2(b) shall not apply, among other things, to any of the covenants referenced in clause (a) above.

7.3.	Material Adverse Change. A Material Adverse Change occurs.

7.4.	Attachment; Levy; Restraint on Business.

(a)           (i) The service of process seeking to attach, by trustee or similar process, any funds of any Credit Party or of any entity under the control of any Credit Party (including a Subsidiary) in excess of $20,000,000 on deposit or otherwise maintained with the Agent, or (ii) a notice of lien or levy is filed against any of material portion of Collateral by any Governmental Authority, and the same under sub-clauses (i) and (ii) hereof are not, within thirty (30) days after the occurrence thereof, transaction expressly permitted hereunder or under any other Loan Document~~.~~; provided, that, upon the occurrence of the Transfer by GT JV Holdco of 100% of the Equity Interests of Celenex, LLC to GT JV and the Transfer by Parent of 100% of the Equity Interests of MiaMed LLC and FL RE Holdings LLC to GT JV, in connection with the consummation of the Gene Therapy Portfolio Spin-Off Transaction and substantially concurrently with the GT Spin-Off Effective Date, each of Celenex, LLC (f.k.a. Celenex, Inc.), MiaMed, LLC (f.k.a. MiaMed, Inc.) and FL RE Holdings LLC (f.k.a. Amicus Biologics, Inc.) shall be automatically released from its guaranty of the Obligations and the security interests and Liens created by the Collateral Documents in favor of the Agent, for the benefit of itself and the Secured Parties on the assets of each of Celenex, LLC (f.k.a. Celenex, Inc.), MiaMed, LLC (f.k.a. MiaMed, Inc.) and FL RE Holdings LLC (f.k.a. Amicus Biologics, Inc.) shall be automatically released; provided, further, that, if GT JV ceases to be an Excluded Subsidiary in accordance with the proviso set forth in clause (vii) of the definition of “Excluded Subsidiary”, than each of Celenex, LLC (f.k.a. Celenex, Inc.), MiaMed, LLC (f.k.a. MiaMed, Inc.) and FL RE Holdings LLC (f.k.a. Amicus Biologics, Inc.) shall be required to comply with Sections 5.12 and 5.13 of this Agreement.

11.10.     Right of Set-Off. In addition to any rights now or hereafter granted under Requirements of Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default and at any time thereafter during the continuance of any Event of Default, the Agent is hereby authorized by each Credit Party at any time or from time to time, without prior notice to any Credit Party, any such notice being hereby expressly waived by Borrower (on its own behalf and on behalf of each other Credit Party), to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by the Agent or any Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to the Agent or any Lender hereunder and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto or with any other Loan Document, irrespective of whether or not (a) the Agent or any Lender shall have made any demand hereunder or (b) the principal of or the interest on the Term Loan or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. The Agent agrees promptly to notify Borrower after any such set off and application made by the Agent; provided that the failure to give such notice shall not affect the validity of such set off and application.

11.11.     Marshalling; Payments Set Aside. Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Agent or any Lender, or the Agent or any Lender enforces any Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred. Each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, and Agent’s Liens securing such obligation shall be effective, revived, and remain in full force and effect, in each case, as fully as if such recovered payment had not been made. The provisions of this Section 11.11 shall survive the payment in full of the Obligations and the termination of this Agreement Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the Knowledge of the Credit Parties, threatened against or adversely affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries.

“Affiliate” means, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company or limited liability partnership, that Person’s managers and members. As used in this definition, “control” means (a) direct or indirect beneficial ownership of at least ten percent (10%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in a Person or (b) the power to direct or cause the direction of the management of such Person by contract or otherwise. In no event shall the Agent or any Lender be deemed to be an Affiliate of Parent or any of its Subsidiaries.

“Agent” means Hayfin Services LLP, in its capacity as administrative agent and collateral agent under this Agreement and any other Loan Document, or any successor administrative agent and collateral agent.

“Agent-Related Person” means the Agent, together with each of its respective Affiliates, Approved Funds, officers, directors, employees, partners, agents, advisors and other representatives.

“Agreement” is defined in the preamble hereof.

“Amendment No. 1” means that certain Limited Consent and Amendment No. 1 to Loan Agreement, dated as of the Amendment No. 1 Effective Date, by and among, Parent, the Borrower, the Lenders party thereto and the Agent.

“Amendment No. 1 Effective Date” means the Effective Date as defined in Amendment No. 1.

“Anti-Money Laundering Laws” is defined in Section 4.18(b).

“ Anti-Terrorism Laws” means any Anti-Money Laundering Laws or other laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Accounting Standards” means with respect to Parent and its Subsidiaries, generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Applicable Mandatory Prepayment” is defined in Section 2.2(e).

“Applicable Margin” means a percentage per annum equal to (a) for LIBOR Rate Loans, six and one-half percent (6.50%) and (b) for Base Rate Loans, five and one-half percent (5.50%).

“Approved Fund” means Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“ Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“ARYA” means ARYA Sciences Acquisition Corp IV.

“ARYA Non-Economic Shares” means the Class B Shares of ARYA to be issued to GT JV Holdco pursuant to the Gene Therapy Portfolio Spin-Off Transactions.

“Asset Acquisition” means, with respect to Parent or any of its Subsidiaries, any purchase, in-license or other acquisition of any properties or assets of any other Person (including any purchase or other acquisition of any business unit, line of business or division of such Person). For the avoidance of doubt, “Asset Acquisition” includes any co-promotion or co-marketing arrangement pursuant to which Parent or any Subsidiary acquires rights to promote or market the products of another Person.

“Asset Sale” means any Transfer, other than Transfers expressly permitted under clauses (a), (b), (d), (e), (f), (g), (h), (i), (j)(i), (j)(ii) (solely to the extent the terms of the exclusive license permitted by such clause (j)(ii) are consistent with a commercial transaction negotiated at arm’s-length), (j)(iii), (j)(iv) or (k) of the definition “Permitted Transfer”.

“Assignment and Assumption”: an Assignment and Assumption substantially in the form of Exhibit G hereto or any other form approved by the Agent.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)           in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)           in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“ Base Rate” means for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1% and (c) 2.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the day of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Blocked Person” means (a) any Person listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person fifty percent (50%) or more owned by, or acting International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charged Company” is defined in Section 3.1(g).

“Cipaglucosidase Alfa/Miglustat” means the Credit Parties’ therapy formerly known as AT-GAA, in clinical development as of the Effective Date, that consists of a recombinant human acid alpha-glucosidase (rhGAA) enzyme with an optimized carbohydrate structure (designated by Parent as ATB200) administered with a small molecule pharmacological chaperon.

“Closing Date” means the date on which the Term Loans are advanced by the Lenders to the Borrower.

“Co-Development and Commercialization Agreement” means a Co-Development and Commercialization Agreement entered into between GT JV and Parent substantially in the form of Exhibit E to the GT Business Combination Agreement.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Agent’s Lien in favor and for the benefit of the Agent and the other Secured Parties on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means all property of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Collateral Documents, but in any event excluding all Excluded Assets.

“Collateral Account” means any Deposit Account of a Credit Party maintained with a bank or other depository or financial institution located in the United States or England and Wales, any Securities Account of a Credit Party maintained with a securities intermediary located in the United States or England and Wales, or any Commodity Account of a Credit Party maintained with a commodity intermediary located in the United States or England and Wales, in each case, other than an Excluded Account.

“Collateral Documents” means the Security Agreement, the Non-US Security Agreement, the Control Agreements, the IP Agreements, any Mortgages and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Loan Documents, in each case, in order to grant to the Agent in favor and for the benefit of the Agent and the other Secured Parties or perfect a Lien on any Collateral as security for the Obligations, and all amendments, restatements, modifications or supplements thereof or thereto.

“ Commodity Account” means any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Act Documents” is defined in Section 4.8(a).

“Excluded Accounts” is defined in Section 5.5.

“Excluded Assets ” means, collectively: (i) leasehold interests in real property, (ii) fee interests in real property with a fair market value (reasonably determined in good faith by a Responsible Officer of Parent) less than $10,000,000, (iii) with respect to any U.S. Credit Party, Excluded Property (as defined in the Security Agreement), and (iv) with respect to any U.K. Credit Party, Excluded Property (as defined in the English Debenture).

“Excluded Equity Interests” means, collectively: (i) any Equity Interests in a Subsidiary of a U.K. Credit Party that is not organized in the United States or under the laws of England and Wales; (ii) any Equity Interests of any Subsidiary with respect to which the grant to the Agent in favor and for the benefit of the Agent and the other Secured Parties of a security interest in and Lien upon, and the pledge to the Agent in favor and for the benefit of the Agent and the other Secured Parties of, such Equity Interests, to secure the Obligations (and any guaranty thereof) are validly prohibited by Requirements of Law; (iii) any Equity Interests of any Subsidiary with respect to which the grant to the Agent in favor and for the benefit of the Agent and the other Secured Parties of a security interest in and Lien upon, and the pledge to the Agent in favor and for the benefit of the Agent and the other Secured Parties of, such Equity Interests, to secure the Obligations (and any guaranty thereof) require the consent, approval or waiver of any Governmental Authority or other third party and (x) with respect to a consent, approval or waiver of a third party, the requirement to obtain such consent, approval or waiver shall have been in place at the Closing Date or at the time such Subsidiary is acquired (is not created in contemplation of or in connection with such Person becoming a Subsidiary) and (y) such consent, approval or waiver has not been obtained by Parent following Parent’s commercially reasonable efforts to obtain the same; (iv) any Equity Interests of any Subsidiary that is a non-Wholly-Owned Subsidiary that the grant to the Agent in favor and for the benefit of the Agent and the other Secured Parties of a security interest in and Lien upon, and the pledge to the Agent of, such Equity Interests, to secure the Obligations (and any guaranty thereof) are validly prohibited by, or would give any third party (other than Parent or an Affiliate of Parent) the right to terminate its obligations under, the Operating Documents or the joint venture agreement or shareholder agreement with respect to, or any other contract with such third party relating to such non-Wholly-Owned Subsidiary, including any contract evidencing Indebtedness of such non-Wholly-Owned Subsidiary (other than customary non-assignment provisions which are ineffective under Article 9 of the Code or other Requirements of Law), but only (x) to the extent, and for so long as such Operating Document, joint venture agreement, shareholder agreement or other contract is in effect and (y) to the extent such prohibition shall have been in place at the Closing Date or at the time such Subsidiary is acquired and is not created in contemplation of or in connection with such Person becoming a non-Wholly-Owned Subsidiary; (v) the ARYA Non-Economic Shares; and (~~v~~vi) any Equity Interests of any other Subsidiary with respect to which, Parent and the Agent reasonably determine by mutual agreement that the cost of granting the Agent in favor and for the benefit of the Agent and the other Secured Parties a security interest, in and Lien upon, and pledging to the Agent in favor and for the benefit of the Agent and the other Secured Parties, such Equity Interests, to secure the Obligations (and any guaranty thereof) are excessive, relative to the value to be afforded to the Secured Parties thereby.

“Excluded Subsidiaries” means, collectively, (i) any Subsidiary with respect to which the grant to the Agent in favor and for the benefit of the Agent and the other Secured Parties of a security interest in and Lien upon, and the pledge to the Agent in favor and for the benefit of the Agent and the other Secured Parties of, such Subsidiary’s properties and assets subject or purported to be subject from time to time to a Lien under any Collateral Document and the Equity Interests of such Subsidiary to secure the Obligations (and any guaranty thereof) are validly prohibited by Requirements of Law; (ii) any Subsidiary with respect to which the grant to the Agent in favor and for the benefit of the Agent and the other Secured Parties of a security interest in and Lien upon, and the pledge to the Agent in favor and for the benefit of the Agent and the other Secured Parties of, such Subsidiary’s properties and assets subject or purported to be subject from time to time to a Lien under any Collateral Document and the Equity Interests of such Subsidiary to secure the Obligations (and any guaranty thereof) require the consent, approval or waiver of any Governmental Authority or other third party (other than Parent or an Affiliate of Parent) and such consent, approval or waiver has not been obtained by Parent or such Subsidiary following Parent’s and such Subsidiary’s commercially reasonable efforts to obtain the same; (iii) any Subsidiary that is formed of acquired after the Closing Date that is a non-Wholly-Owned Subsidiary, with respect to which, the grant to Lender in favor and for the benefit of Lender and the other Secured Parties of a security interest in and Lien upon, and the pledge to Lender of, the properties and assets of such non-Wholly-Owned Subsidiary, to secure the Obligations (and any guaranty thereof) are validly prohibited by, or would give any third party (other than Parent or an Affiliate of Parent) the right to terminate its obligations under, such non-Wholly-Owned Subsidiary’s Operating Documents or the joint venture agreement or shareholder agreement with respect thereto or any other contract with such third party relating to such non-Wholly-Owned Subsidiary, including any contract evidencing Indebtedness of such non-Wholly-Owned Subsidiary (other than customary non-assignment provisions which are ineffective under Article 9 of the Code or other Requirements of Law), but only, in each case, to the extent, and for so long as such Operating Document, joint venture agreement, shareholder agreement or other contract is in effect; (iv) any Subsidiary which as of the Closing Date is a non-Wholly-Owned Subsidiary; (v) any Immaterial Subsidiary; (vi) any Subsidiary which is not organized or incorporated in the United States or England and Wales; ~~and (vii~~(vii) GT JV (provided, that, if the Gene Therapy Portfolio Spin-off Transaction is not consummated within six (6) months following the Amendment No. 1 Effective Date, then GT JV shall immediately, upon six (6) month anniversary, no longer deemed to be an Excluded Subsidiary), and (viii) any other Subsidiary with respect to which, Borrower and Lender reasonably determine by mutual agreement that the cost of granting the Agent in favor and for the benefit of the Agent and the other Secured Parties a security interest in and Lien upon, and pledging to the Agent in favor and for the benefit of the Agent and the other Secured Parties, such Subsidiary’s properties and assets subject or purported to be subject from time to time to a Lien under any Collateral Document and the Equity Interests of such Subsidiary to secure the Obligations (and any guaranty thereof) are excessive relative to the value to be afforded to the Secured Parties thereby.

“ Excluded Taxes” means any of the following Taxes imposed on or with respect to the Agent or a Lender or required to be withheld or deducted from a payment to the Agent or a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are otherwise Other Connection Taxes, (b) in the case of Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to any Obligation pursuant to a law in effect on the date on which (i) Lender acquires an interest in any Obligation or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.6, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender became a party hereto or to Lender immediately before it changed its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 2.6(e), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) any U.K. Excluded Taxes.

“ Existing Indebtedness” means Indebtedness incurred by Parent and the U.S. Credit Parties pursuant to that certain Loan Agreement, dated as of September 19, 2018, by and between Parent, the U.S. Credit Parties, and BPCR Limited Partnership (as successor to Biopharma Credit PLC), as Lender.

“Facility” means, with respect to any Credit Party, any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by such Credit Party or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and any fiscal or regulatory legislation, regulations, rules or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such sections of the IRC.

“FCPA” is defined in Section 4.18(a).

“FDA” means the United States Food and Drug Administration (and any foreign equivalent, including the European Agency for the Evaluation of Medicinal Products).

“FDA Good Manufacturing Practices” means the standards set forth in 21 C.F.R. Parts 210, 211 and 600 (and any foreign equivalents).

“FDA Laws” means all applicable statutes, rules, regulations and orders administered or issued by FDA (and any foreign equivalent).

“FDCA” is defined in Section 13.2

“ Federal Funds Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means that certain fee letter, dated the date hereof, by and among Parent, Borrower and the Agent.

“FL RE Holdings LLC” means the limited liability company resulting from the conversion of Amicus Biologics, Inc. to a limited liability company and change of its name to a name to be determined.

“Fraudulent Transfer Laws” is defined in Section 13.2.

“ Gene Therapy Liquidation Event” means any of (i) a sale of Equity Interests of GT JV, or (ii) a sale of Equity Interests of ARYA (including, without limitation, Equity Interests of ARYA received upon conversion of Equity Interests in GT JV), whether made directly or indirectly (including, for the avoidance of doubt, by way of a sale of any Equity Interests of GT JV Holdco).

“Gene Therapy Portfolio Asset Sale” means any Transfer of all or any portion of the Gene Therapy Portfolio pursuant to clause (a) of the definition of “Permitted Transfer”, but excluding (i) any exclusive license of (or grant of a covenant not to sue with respect to) all or any portion of the Gene Therapy Portfolio or an exclusive grant of development, manufacturing, production, commercialization, marketing, co-promotion, distribution, sale or similar commercial rights with respect to the Gene Therapy Portfolio, to third parties, in each case, outside the United States, the United Kingdom, France, Germany, Spain or Italy, solely to the extent the terms of the exclusive license are consistent with a commercial transaction negotiated at arm’s-length and (ii) any non-exclusive license of (or grant of a covenant not to sue with respect to) all or any portion of the Gene Therapy Portfolio.

“ Gene Therapy Portfolio” means any Intellectual Property and other tangible or intangible assets or rights subject to or derived directly from the licenses described in Schedule 1(a) of the Disclosure Letter.

“ Gene Therapy Portfolio Spin-Off Transaction” means (w) the transfer of the Contributed Business Assets (as defined in the GT Business Combination Agreement) to the GT JV, (x) the transfer of the Equity Interests of Celenex LLC (formerly Celenex, Inc.), MiaMed LLC (formerly MiaMed Inc.) and FL RE Holdco LLC (formerly Amicus Biologics Inc.) to the GT JV, (y) the issuance by the GT JV of its Equity Interests to ARYA such that ARYA holds a majority of the outstanding Equity Interests of the GT JV, and (z) the issuance by ARYA of non-economic voting Equity Interests in ARYA to GT JV Holdco, in each case, in accordance with the terms set forth in the GT Business Combination Agreement.

“Gene Therapy Portfolio Spin-Off Transaction Steps” means each of the following transactions, which are taken for the primary purpose of consummating the Gene Therapy Portfolio Spin-Off Transaction: (i) the contribution by Parent of the intercompany receivables owed to Parent by each of MiaMed, Inc., Amicus Biologics Inc, and Celenex, Inc. to MiaMed, Inc., Amicus Biologics Inc, and Celenex, Inc., respectively; (ii) the formation of GT Intermediate HoldCo, (iii) the contribution of Amicus Biologics, Inc . to GT Intermediate Holdco and subsequent conversion of Amicus Biologics, Inc. to an LLC and change of its legal name to a name that does not include “Amicus”; (iv) the conversion of MiaMed, Inc. into a limited liability company, (v) the formation of GT JV Holdco (and the corresponding investments by Parent and GT Intermediate Holdco expressly described in this definition) (provided that Parent shall at all times own, directly or indirectly, 100% of the Equity Interests in GT JV Holdco unless otherwise agreed to by the Required Lenders), (vi) the contribution by GT Intermediate Holdco of 100% of the Equity Interests of FL RE Holdco LLC to GT JV Holdco, (vii) the contribution by Parent of 100% of the Equity Interests of Celenex, Inc . to GT JV Holdco, (viii) the conversion of Celenex, Inc., into a limited liability company, (ix) the formation of GT JV (and the corresponding investment by GT JV Holdco expressly described in this definition), (x) the Transfer by GT JV Holdco of 100% of the Equity Interests of Celenex, LLC to GT JV, (xi) the Transfer by Parent of 100% of the Equity Interests of MiaMed LLC to GT JV Holdco, (xii) the Transfer by GT JV Holdco of 100% of the Equity Interests of FL RE Holdings LLC and MiaMed LLC to GT JV, (xiii) the Transfer of the Contributed Business Assets (as defined in the GT Business Combination Agreement) by Parent and its Subsidiaries owning such Contributed Business Assets to GT JV (via GT JV Holdco) (the foregoing clauses (i)-(xiii), the “Pre -Closing Gene Therapy Portfolio Spin -Off Transaction Steps”), and (xiv) the issuance of (A) Equity Interests in GT JV to ARYA and GT JV Holdco in exchange for cash and (B) non-economic voting Equity Interests in ARYA to GT JV Holdco.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, government department, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Governmental Payor Programs” means all governmental third party payor programs in which any Credit Party or its Subsidiaries participates, including Medicare, Medicaid, TRICARE or any other federal or state health care programs.

“GSK Agreement” means the Second Restated Agreement, dated November 19, 2013, by and between Borrower and Glaxo Group Limited.

“GT Business Combination Agreement” means the Business Combination Agreement dated the date hereof among ARYA, Parent, GT JV Holdco and GT JV (as amended, restated, amended and restated, or otherwise modified from time to time, as permitted hereunder).

“GT Intermediate Holdco” means a Delaware limited liability company that will be a wholly-owned Subsidiary of Parent and which, together with Parent, will directly hold 100% of the Equity Interests in GT JV Holdco.

“GT JV” means Caritas Therapeutics, LLC, a Delaware limited liability company.

“GT JV Investor Rights Agreement” means an Investor Rights Agreement entered into by GT JV Holdco and certain other direct and indirect investors in GT JV substantially in the form of Exhibit C to the GT Business Combination Agreement (as amended, restated, amended and restated, or otherwise modified from time to time, as permitted hereunder).

“GT JV Holdco” means Amicus GT Holdings, LLC, a Delaware limited liability company.

“GT Spin-Off Effective Date” has the meaning assigned to such term in the Amendment No. 1.

“GT Tax Receivable Agreement” means that certain Tax Receivable Agreement to be entered into by and among GT JV, GT JV Holdco and the other members of GT JV from time to time substantially in the form of Exhibit D to the GT Business Combination Agreement (as amended, restated, amended and restated, modified from time to time, as permitted hereunder).

“GT Tax Receivable Agreement Payment” means any payment received by GT JV Holdco or any other Credit Party or Subsidiary pursuant to the GT Tax Receivables Agreement.

“GT Transition Services Agreement” means that certain Transition Services Agreement to be entered into by and among Parent and GT JV substantially in the form of Exhibit H to the GT Business Combination Agreement (as amended, restated, amended and restated, modified from time to time, as permitted hereunder).

“Guaranteed Obligations” is defined in Section 13.1.

“Guarantor” means Parent and each Subsidiary of Parent that is a present or future guarantor of the Obligations, other than (i) the Borrower and (ii) any Excluded Subsidiary; provided, that in no event shall a Subsidiary that is not organized in the United States or England and Wales constitute a Guarantor.

“Guaranty” means the guaranty of the Guaranteed Obligations made by Guarantors as set forth in this Agreement.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Product in the Territory, for which the breach of, default or nonperformance under, cancellation or termination of or the failure to renew could reasonably be expected to result in a Material Adverse Change. For the avoidance of doubt, the GSK Agreement is a Material Contract.

“Maximum Guaranteed Amount” is defined in Section 13.2

“ Medicaid” means, collectively, the health care assistance program established by Title XIX of the SSA (42 U.S.C. 1396 et seq.) and all laws, rules, regulations, manuals, orders, or requirements pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all Government Authorities promulgated in connection with such program (whether or not having the force of law).

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the SSA (42 U.S.C. 1395 et seq.) and all laws, rules, regulations, manuals, or orders pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the SSA or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law).

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on real estate or any interest in real estate.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which Parent or its Subsidiaries or any of their respective ERISA Affiliates is then making or accruing an obligation to make contributions; (b) to which Parent or its Subsidiaries or any of their respective ERISA Affiliates has within the preceding five (5) plan years made contributions; or (c) with respect to which Parent or its Subsidiaries could incur material liability.

“ Net Issuance Proceeds” means, in respect of any issuance of Indebtedness, the excess of: (a) the gross cash proceeds received by the issuer of such Indebtedness from such incurrence or issuance, over (b) all underwriting discounts, fees, commissions and reasonable out-of-pocket costs and expenses actually paid in connection therewith in favor of any Person not an Affiliate of the Borrower.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Transfer (including, for the avoidance of doubt, in connection with any Gene Therapy Liquidation Event) and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of a Transfer (i) the transaction costs, fees and expenses relating to such Transfer excluding amounts payable to the Borrower or any Affiliate of the Borrower, (ii) sale, use, income, withholding or other Taxes paid or reasonably estimated to be payable as a result thereof, (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a superior Lien on the asset which is the subject of such Transfer, (iv) any reserve reasonably established by the Parent and its Subsidiaries in respect of any liabilities or other obligations associated with such asset or assets and retained by the Parent or any of its Subsidiaries after such sale or other Transfer thereof, including pension and other post employment benefit liabilities and liabilities related to any indemnification obligations and/or purchase price adjustments associated with such transaction or commitments or undertakings of the

(s) Permitted Refinancings of Indebtedness permitted in clauses (b) through (q) above; provided, that for purposes of clarity, the consummation of Permitted Refinancings referred to in this clause (s) shall not result in Permitted Indebtedness described in clauses (b) through (q) being reallocated to this clause (s) and otherwise providing additional capacity for Permitted Indebtedness under the current dollar-based baskets.

Notwithstanding the foregoing, (x) “Permitted Indebtedness” shall not include any Hedging Agreements other than those described in Section 4.22(b) hereof and those entered into in connection with a Permitted Bond Hedge Transaction and foreign exchange or interest rate hedging transactions not for speculative purposes and (y) the aggregate principal balance of Indebtedness incurred by Subsidiaries of Parent that are not Credit Parties at any time outstanding shall not exceed $20,000,000.

“Permitted Investments” means:

(a)           Investments (including Investments in Subsidiaries) existing on the Effective Date and shown on Schedule 12.2 of the Disclosure Letter;

(b)	Investments consisting of cash and Cash Equivalents;

(c)           Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business consistent with past practice;

(d)	subject to Section 5.5, Investments consisting of deposit accounts or securities accounts;

(e)           ~~[reserved];~~upon the occurrence of the GT Spin-Off Effective Date, the issuance by ARYA of non-economic voting Equity Interests in ARYA to GT JV Holdco in accordance with the terms of the GT Business Combination Agreement;

(f)	Investments which are Permitted Transfers;

(g)           Investments consisting of (i) travel advances and employee relocation loans and other employee advances in the ordinary course of business consistent with past practice, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Parent pursuant to employee stock purchase plans or agreements approved by Parent’s Board of Directors in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding;

(h)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business consistent with past practice;

(i)            Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business consistent with past practice; provided that this clause (i) shall not apply to Investments of any Credit Party in any of its Subsidiaries;

(j)             joint ventures or strategic alliances consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support;

(k)           Investments in a Subsidiary of the Parent which is not a Credit Party that is required in order to consummate a Permitted Acquisition (including the formation of any Subsidiary for the purpose of effectuating such Permitted Acquisition, the capitalization of such Subsidiary whether by capital contribution or intercompany loans, in each case, to the extent otherwise permitted by the terms of this Agreement, related Investments in Subsidiaries necessary to consummate such Permitted Acquisition, and the receipt of any non-cash consideration in a Permitted Acquisition), so long as (i) both before and after giving effect to such Investment, the Credit Parties are in compliance, on a pro forma basis, with the financial covenants set forth in Section 6.16 and Section 6.17 and (ii) the aggregate Investments made pursuant to this clause (k), together with the Acquisition Consideration paid for Permitted Acquisitions described in clauses (c)(ii) and (d)(ii)(B) and (C) of the definition thereof, and amounts paid pursuant to clause (p) of the definition “Permitted Investment”, does not exceed $50,000,000 at any time outstanding;

(l)            Investments constituting the formation of any Subsidiary for the purpose of consummating a merger or acquisition transaction permitted by Section 6.3(a)(i) through (iv) hereof, which such transaction is otherwise a Permitted Investment;

(m)          Investments of any Person that (i) becomes a Subsidiary of Parent (or of any Person not previously a Subsidiary of Parent that is merged or consolidated with or into a Subsidiary of Parent in a transaction permitted hereunder) after the Closing Date, or (ii) are assumed after the Closing Date by any Subsidiary of Parent in connection with an acquisition of assets from such Person by such Subsidiary, in either case, in a Permitted Acquisition; provided, that in each case, any such Investment (x) exists at the time such Person becomes a Subsidiary of Parent (or is merged or consolidated with or into a Subsidiary of Parent) or such assets are acquired, (y) was not made in contemplation of or in connection with such Person becoming a Subsidiary of Parent (or merging or consolidating with or into a Subsidiary of Parent) or such acquisition of assets, and (z) such Investment would not otherwise result in a Default or Event of Default;

(n)           Investments arising as a result of the licensing of Intellectual Property in the ordinary course of business consistent with past practice;

(o)           Investments by (i) any Credit Party in any other Credit Party, (ii) any Subsidiary of Parent which is not a Credit Party in another Subsidiary of Parent which is not a Credit Party, (iii) any Subsidiary of Parent which is not a Credit Party in any Credit Party and (iv) any Credit Party in any Subsidiary of Parent which is not a Credit Party, provided, that the aggregate consideration provided by Credit Parties for Investments pursuant to this clause (iv) (net of all dividends, distributions, returns of capital and payments on Indebtedness received by the Credit Parties from non-Credit Parties) shall not exceed $50,000,000; provided, further, that no subclause of this clause (o) shall be utilized to make an Investment in GT Intermediate Holdco, GT JV Holdco, GT JV or any of their respective Subsidiaries, except to the extent expressly contemplated in the definition of “Gene Therapy Portfolio Spin-Off Transaction Steps”.

(p)           Without limiting the generality of clause (k) above, Investments consisting of earnest money deposits required in connection with a Permitted Acquisition or other acquisition of properties or assets not otherwise prohibited hereunder; so long as (i) both before and after giving effect to such Investment, the Credit Parties are in compliance, on a pro forma basis, with the financial covenants set forth in Section 6.16 and Section 6.17 and (ii) the aggregate Investments made pursuant to this clause (p), together with the Acquisition Consideration paid for Permitted Acquisitions described in clauses (c)(ii), and (d)(ii)(B) and (C) of the definition thereof, does not exceed $50,000,000 at any time outstanding; ~~and~~

(q)           (i) other Investments (excluding any Investments, directly, or indirectly, in GT Intermediate Holdco, GT JV Holdco, GT JV or any of their respective Subsidiaries) in an aggregate amount at any time not to exceed $20,000,000, so long as both immediately before and after giving effect to such Investment, no Default or Event of Default has occurred and is continuing; (ii) other Investments directly or indirectly in GT JV Holdco to fund transaction costs associated with the Gene Therapy Portfolio Spin Off Transaction Steps, maintain existence and cover other incidental overhead expenses; (iii) following the occurrence of the GT Spin-Off Effective Date, to the extent constituting Investments in GT JV, payments by Parent in accordance with the Co-Commercialization and Development Agreement; and (iv) on the GT Spin-Off Effective Date, a one-time investment of $50,000,000 in GT JV with the proceeds of equity contributed to Parent on or around the Amendment No. 1 Effective Date; and

(r)            each of (i) the formation of GT JV Holdco (and (substantially concurrently with the GT Spin-Off Effective Date) any corresponding investment expressly contemplated in the definition of “Gene Therapy Portfolio Spin-Off Transaction Steps”) (ii) the formation of GT Intermediate Holdco (and (substantially concurrently with the GT Spin-Off Effective Date) any corresponding investment expressly contemplated in the definition of “Gene Therapy Portfolio Spin-Off Transaction Steps”) and (iii) the formation of GT JV (and (substantially concurrently with the GT Spin-Off Effective Date) any corresponding investment expressly contemplated in the definition of “Gene Therapy Portfolio Spin-Off Transaction Steps”); provided, that Parent, GT Intermediate Holdco and GT JV Holdco will comply with Sections 5.12 and 5.13 in all respects and GT JV Holdco will become a Credit Party in accordance with Sections 5.12 and 5.13; provided, further, that, all any and all other Investments in GT JV must be made pursuant to clause (q) above.

provided, however, that, none of the foregoing Investments shall be a “Permitted Investment” if  (x) any Indebtedness or Liens assumed in connection with such Investment are not otherwise permitted under Section 6.4 or 6.5, respectively or (y) to the extent also constituting a Transfer, such Investment is not otherwise permitted under Section 6.1.

Notwithstanding the foregoing, “Permitted Investments” shall not include any Hedging Agreements other than those described in Section 4.22(b) hereof and those entered into in connection with a Permitted Bond Hedge Transaction and foreign exchange hedging transactions not for speculative purposes.

“Permitted Liens” means:

(a)           Liens in favor and for the benefit of the Agent and the other Secured Parties pursuant to any Loan Document;

(b)           Liens existing on the Effective Date and set forth on Schedule 12.3 of the Disclosure Letter;

(c)           Liens for Taxes, assessments or governmental charges (i) which are not yet delinquent or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with Applicable Accounting Standards;

(d)           (i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business (other than Liens imposed by ERISA) in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security legislation, (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Parent or any of its Subsidiaries, (iii) pledges and deposits in the ordinary course of business securing liability to landlords (including obligations in respect of letters of credit or bank guarantees for the benefit of landlords) or other contractual obligations and (iv) pledges or deposits to secure performance of tenders, statutory obligations, bids, leases or other

(r)            prohibitions or limitations imposed by any amendments, modifications, restatements, renewals, extensions, supplements or replacements of any of the agreements referred to in clauses (a) through (p) above, except to the extent that any such amendment, modification, restatement, renewal, extension, supplement or replacement expands the scope of any such prohibition or limitation.

“Permitted Transfers” means:

(a)           Transfers of all or any portion of the Gene Therapy Portfolio; provided, that (x) both immediately before and after giving effect to any such Transfer, no Default or Event of Default has occurred and is continuing, (y) in no event shall the Gene Therapy Portfolio be Transferred to a Subsidiary that is not a Credit Party other than pursuant to (i) a non-exclusive license, or (ii) an exclusive license that is exclusive only with respect to a territory outside of the United States, the United Kingdom, France, Germany, Spain or Italy; provided, further, that no such license described in clause (i) or (ii) shall prohibit or otherwise restrict the licensee from granting a security interest to the Agent in such licensee’s interest in such license in a manner enforceable under Requirements of Law, except to the extent the licensor of such license is otherwise prohibited from permitting such security interest;

(b)           Transfers of Inventory in the ordinary course of business consistent with past practice;

(c)           Transfers of surplus, damaged, worn out or obsolete equipment that is, in the reasonable judgment of Parent exercised in good faith, no longer economically practicable to maintain or useful in the ordinary course of business consistent with past practice, and Transfers of other properties or assets in lieu of any pending or threatened institution of any proceedings for the condemnation or seizure of such properties or assets or for the exercise of any right of eminent domain;

(d)           Transfers which are Permitted Liens, Permitted Investments or Permitted Distributions;

(e)           Transfers of cash and Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f)            Transfers (i) between or among Credit Parties, provided that, with respect to any properties or assets constituting Collateral under the Loan Documents, any and all steps as may be required to be taken in order to create and maintain a first priority security interest in and Lien upon such properties and assets in favor and for the benefit of the Agent and the other Secured Parties are taken contemporaneously with the completion of any such transfer, and (ii) between or among non-Credit Parties;

(g)           the sale or issuance of Equity Interests of any Subsidiary of Parent to any Credit Party or Subsidiary, provided, that (x) any such sale or issuance by a Credit Party (other than the Borrower) shall be to another Credit Party and (y) any such sale or issuance by the Borrower shall be to Parent;

(h)           the sale or discount without recourse of accounts receivable arising in the ordinary course of business consistent with past practice in connection with the compromise or collection thereof;

(i)            any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (other than in relation to the Product) that Parent reasonably determines in good faith (i) is no longer economically practicable to maintain or useful in the ordinary course of business consistent with past practice and that (ii) would not reasonably be expected to be adverse to the rights, remedies and benefits available to, or conferred upon, the Secured Parties under any Loan Document in any material respect;

(j)            Transfers by Parent or any of its Subsidiaries pursuant to: (i) a non-exclusive license of (or grant of a covenant not to sue with respect to) Intellectual Property or a non-exclusive grant of development, manufacturing, production, commercialization, marketing, co-promotion, distribution, sale or similar commercial rights to third parties; (ii) an exclusive license of (or grant of a covenant not to sue with respect to) Intellectual Property or an exclusive grant of development, manufacturing, production, commercialization, marketing, co-promotion, distribution, sale or similar commercial rights, to third parties, in each case, solely with respect to portions of the Territory outside the United States, the United Kingdom, France, Germany, Spain or Italy; (iii) a non-exclusive license of (or grant of a covenant not to sue with respect to) technology or Intellectual Property to third parties for developing technology or providing technical support; and (iv) a non-exclusive or an exclusive manufacturing license to third parties in the ordinary course of business consistent with past practice;

(k)           Subject to Section 11.20, intercompany licenses or grants of rights of distribution, co-promotion or similar commercial rights (i) between or among the Credit Parties, or (ii) between or among the Credit Parties and Subsidiaries that are not Credit Parties entered into prior to the Effective Date, and renewals, replacements and extensions thereof (including additional licenses or grants in relation to new territories outside the United States, the United Kingdom, France, Germany, Spain or Italy) that are on comparable terms and entered into in the ordinary course of business consistent with past practice); provided, that with respect to any such intercompany license or grant of rights pursuant to clause (ii), such license may only be exclusive with respect to territory;

(l)            ~~[reserved]; and~~each of the Transfers set forth in the definition of “Gene Therapy Portfolio Spin-off Transaction Steps”; and

(m)           other Transfers, provided that (x) the aggregate fair market value (reasonably determined in good faith by a Responsible Officer of Parent) of the properties or assets Transferred pursuant to this clause (m) shall not exceed $20,000,000 in the aggregate; and (y) both immediately before and after giving effect to any such Transfer, no Default or Event of Default has occurred and is continuing.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Parent’s common stock (or other securities or property following a merger event or other change of the common stock of Parent) sold by Parent substantially contemporaneously with any purchase by Parent of a related Permitted Bond Hedge Transaction, with a strike price higher than the strike price of the Permitted Bond Hedge Transaction.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Plan” means any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA which is maintained or contributed to by Parent or its Subsidiaries or any of their respective ERISA Affiliates or with respect to which Parent or its Subsidiaries are subject to liability (including under Section 4069 of ERISA).

“Prepayment Premium” means:

(a)           during the period of time from and after the Closing Date up to (and including) the date that is the second anniversary of the Closing Date, an amount equal to the greater of (i) the Make Whole Premium and (ii) three percent (3.00%) of the principal amount of the Term Loan prepaid (or in the case of a Prepayment Premium Trigger Event occurring under clauses (a)(ii), (b), (c) or (d) of the